Exhibit 99.1

News Release
Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005 Financial Media: Dave Gutierrez, Dresner Corporate Services at (312) 780-7204
CCA Announces 2011 First Quarter Financial Results
Raising Full-Year 2011 Guidance To Be In The Range of $1.43 to $1.49
First Quarter Diluted EPS Increased 23.3% Over the Prior Year Quarter to $0.37
NASHVILLE, Tenn. – May 4, 2011 – CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), America’s leader in partnership corrections and the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the first quarter ended March 31, 2011.
Financial Review – First Quarter 2011 Compared with First Quarter 2010
•	Diluted EPS up 23.3% to $0.37 from $0.30

•	Net income up 15.5% to $40.3 million from $34.9 million

•	EBITDA increased 13.4% to $110.5 million from $97.4 million

•	Adjusted Funds From Operations Per Diluted Share up 22.1% to $0.83 from $0.68
For the first quarter of 2011, CCA generated net income of $40.3 million, or $0.37 per diluted share, compared with net income of $34.9 million, or $0.30 per diluted share, for the first quarter of 2010.
Total management revenue for the first quarter of 2011 increased 5.5% to $426.6 million from $404.4 million during the first quarter of 2010, primarily driven by a 5.8% increase in average daily inmate populations. Management revenue from our federal partners increased 5.9% to $182.4 million generated during the first quarter of 2011 compared with $172.2 million generated during the prior year period. The increase in federal revenue primarily resulted from the commencement of a new contract with the U.S. Marshals Service (USMS) at our Nevada Southern Detention Center combined with higher USMS populations in certain facilities predominantly located in the southwestern region of the United States. Per diem increases associated with certain federal contracts, which are generally received during the fourth quarter, also contributed to the improvement in federal revenues. These increases were partially offset by the September 30, 2010 expiration of the contract with the Federal Bureau of Prisons (BOP) at our California City Correctional Center.
Management revenue from our state partners increased 5.7% to $216.3 million during the first quarter of 2011 compared with $204.7 million during the first quarter of 2010. State revenue increased primarily as a result of higher inmate populations from the state of California and from
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CCA First Quarter 2011 Financial Results

the two expansions in Georgia we completed in May 2010, combined with the commencement of two new contracts during the third quarter of 2010 at managed-only facilities in Florida. The increases in populations were partially offset by reductions in inmate populations from the state of Arizona.
Operating income increased 15.1% to $83.5 million during the first quarter of 2011 compared to $72.5 million during the first quarter of 2010. The improvement in operating income was due to an increase in revenues combined with a $4.1 million charge incurred during the first quarter of 2010 for bonuses paid to non-management level staff in lieu of wage increases. The improvement in operating income was partially offset by an increase in general and administrative expenses which was largely due to an increase in incentive compensation in 2011 compared to the first quarter of 2010, and an increase in depreciation and amortization resulting from the completion of our Nevada Southern Detention Center.
EBITDA for the first quarter of 2011 increased 13.4% to $110.5 million from $97.4 million during the first quarter of 2010. Funds From Operations increased 12.9% to $95.5 million during the first quarter of 2011 from $84.6 million in the prior year quarter. Adjusted Funds From Operations, which includes maintenance and technology capital expenditures, for the first quarter of 2011 increased to $90.7 million compared with $79.2 million during the prior year period. Adjusted Funds From Operations per diluted share improved to $0.83 during the first quarter of 2011 from $0.68 per diluted share in the first quarter 2010. Our per share results were favorably impacted by our share repurchase program.
Our total average daily compensated population increased 5.8% to 80,946 in the first quarter of 2011 from 76,490 in the first quarter of 2010. Our total portfolio occupancy decreased slightly to 89.9% during the first quarter of 2011 from 90.5% during the first quarter of 2010. The decline in occupancy is due to a 6.5% increase in our average number of available beds to 90,037 during the first quarter of 2011 from 84,520 during the prior year quarter. The increase in average available beds was due to the completion of our Nevada Southern Detention Center in September 2010, which began receiving detainees in October 2010, and the completed expansions in May 2010 of our Coffee and Wheeler facilities located in Georgia.
EBITDA, Funds From Operations, Adjusted Funds From Operations, and their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.
Commenting on the first quarter financial results, Chief Executive Officer, Damon Hininger, stated, “We are very pleased with our first quarter financial results, as we continue to generate meaningful growth in revenue, earnings per share and Funds From Operations. We believe the share repurchase program and our cost containment initiatives have benefitted our financial results during a difficult economy.”
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CCA First Quarter 2011 Financial Results

Hininger continued, “Although budgetary challenges for our government partners remain, we are encouraged by the opportunities that could arise as certain states consider efficiency and savings opportunities provided by the partnership corrections industry.”
Operations Highlights
For the quarters ended March 31, 2011 and 2010, key operating statistics for the continuing operations (i.e. excluding discontinued operations) of CCA were as follows:

	Quarter Ended March 31,
Metric	2011	2010	% Change

Average Available Beds	90,037	84,520	6.5%
Average Compensated Occupancy	89.9%	90.5%	-0.7%
Total Compensated Man-Days	7,285,140	6,884,079	5.8%
Average Daily Compensated Population	80,946	76,490	5.8%

Revenue per Compensated Man-Day	$58.56	$58.74	-0.3%
Operating Expense per Compensated Man-Day:
Fixed	30.73	32.01	-4.0%
Variable	9.47	9.58	-1.1%

Total	40.20	41.59	-3.3%

Operating Margin per Compensated Man-Day	$18.36	$17.15	7.1%

Operating Margin	31.4%	29.2%	7.5%
Revenue per compensated man-day in the first quarter of 2011 decreased 0.3% to $58.56 from $58.74 in the first quarter of 2010, primarily due to a change in mix with more managed-only business combined with higher populations in certain facilities that have tiered per diem rates. However, operating expenses per compensated man-day decreased 3.3% to $40.20 from $41.59. The improvement in operating expenses partially resulted from a 4.0% decline in fixed expenses due to an improvement in salaries and benefits attributed to the $4.1 million charge incurred during the first quarter of 2010 for bonuses awarded to non-management level staff in lieu of wage increases combined with lower expenses associated with cost containment initiatives. The net result was a 7.1% increase in operating margin per compensated man-day.
As of May 1, 2011, we had approximately 11,900 unoccupied beds at facilities that had availability of 100 or more beds, and an additional 1,124 beds under development. This inventory of beds available is reduced to approximately 8,700 beds after taking into consideration the beds committed pursuant to management contracts and an Intent to Award from the state of California.
Partnership Development Update
As previously disclosed, in January 2011, the newly elected Governor of California proposed a state budget which called for a significant reallocation of responsibilities between the state government and local jurisdictions, including transferring some number of inmates from state custody to the custody of cities and counties. The Governor has approved the realignment of
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CCA First Quarter 2011 Financial Results

services contingent upon identifying a funding source. At this time CCA cannot reasonably assess the opportunities or challenges that could develop if realignment is implemented. As it relates to the Intent to Award for the additional beds with the state of California, negotiations have been suspended while the state finalizes its fiscal year 2012 budget.
As previously disclosed, under the renewal of our contract with the California Department of Corrections, CCA elected not to renew the 880 beds under contract at our Florence Detention Center. In April 2011, the CDCR began the process of transferring those inmates out of our system and CCA expects that the transfer will be completed by the end of the second quarter of 2011. As of March 31, 2011, we housed approximately 10,350 inmates from the state of California.
Share Repurchase Program
In November 2008 the Board of Directors approved a program to repurchase up to $150 million of our common stock that expired on December 31, 2009. In February 2010, the Board of Directors approved a second program to repurchase up to $250 million of common stock. Through April 30, 2011, we have repurchased 20.4 million shares in total under both plans at an average cost per share of $16.34. This represents approximately 16.2% of the total shares outstanding prior to the initiation of the first program.
From January 1, 2011 through April 30, 2011, we have repurchased 2.5 million shares at a total cost of $61.7 million. As of April 30, 2011, we had approximately $42.7 million left available under the program to repurchase stock through June 30, 2011. As of April 30, 2011, we had 107.4 million shares outstanding.
Liquidity Update
At March 31, 2011, our liquidity was provided by cash on hand of $37.8 million and $286.5 million available under our revolving credit facility. We believe we have the ability to fund our capital expenditure requirements, stock repurchase program, working capital and debt service requirements with cash on hand, net cash provided by operations, and borrowings available under our revolving credit facility. None of our outstanding debt requires scheduled principal repayments, and we have no debt maturities until December 2012.
Guidance
We expect EPS for the second quarter of 2011 to be in the range of $0.36 to $0.37 and have raised our full year 2011 EPS to be in the range of $1.43 to $1.49, with full year Adjusted Funds From Operations Per Diluted Share to be in the range of $2.32 to $2.44.
We believe the long-term growth opportunities of our business remain attractive as our partners seek cost effective corrections solutions and as insufficient bed development by our partners should result in a return to the supply and demand imbalance that has benefitted the partnership corrections industry.
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CCA First Quarter 2011 Financial Results

During 2011, we expect to invest approximately $100.0 million to $115.0 million in capital expenditures, consisting of approximately $52.0 million to $62.0 million in on-going prison construction and expenditures related to potential land acquisitions and $48.0 million to $53.0 million in maintenance and information technology. We also expect an effective income tax rate of approximately 38.0%, with payments for income taxes expected to approximate $70.2 million to $73.2 million for the full year.
Supplemental Financial Information and Investor Presentations
We have made available on our website supplemental financial information and other data for the first quarter of 2011. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.cca.com under “Financial Information” of the Investors section.
Management may meet with investors from time to time during the second quarter of 2011. Written materials used in the investor presentations will also be available on our website beginning on or about May 24, 2011. Interested parties may access this information through our website at www.cca.com under “Webcasts” of the Investors section.
Webcast and Replay Information
We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on May 5, 2011, to discuss our first quarter 2011 financial results. To listen to this discussion, please access “Webcasts” on the Investors page at www.cca.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 6:00 p.m. eastern time on May 5, 2011 through 11:59 p.m. eastern time on May 12, 2011, by dialing (888) 203-1112 or (719) 457-0820, pass code 2269858.
About CCA
CCA is the nation’s largest owner and operator of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 66 facilities, including 45 company-owned facilities, with a total design capacity of approximately 90,000 beds in 19 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
Forward-Looking Statements
This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private
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CCA First Quarter 2011 Financial Results

Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) judicial challenges and the outcome of budget proposals regarding California’s utilization of out of state private correctional facilities; and (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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CCA First Quarter 2011 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	March 31, 2011	December 31, 2010
ASSETS

Cash and cash equivalents	$37,792	$25,505
Accounts receivable, net of allowance of $1,531 and $1,568, respectively	277,616	305,305
Deferred tax assets	10,920	14,132
Prepaid expenses and other current assets	13,934	31,196
Current assets of discontinued operations	2,135	2,155

Total current assets	342,397	378,293

Property and equipment, net	2,534,839	2,549,295

Restricted cash	6,758	6,756
Investment in direct financing lease	10,425	10,798
Goodwill	11,988	11,988
Other assets	25,622	26,092
Non-current assets of discontinued operations	—	6

Total assets	$2,932,029	$2,983,228

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$184,796	$203,796
Income taxes payable	9,903	476
Current liabilities of discontinued operations	1,392	1,583

Total current liabilities	196,091	205,855

Long-term debt	1,112,744	1,156,568
Deferred tax liabilities	121,477	118,245
Other liabilities	32,428	31,689

Total liabilities	1,462,740	1,512,357

Commitments and contingencies

Common stock - $0.01 par value; 300,000 shares authorized; 108,094 and 109,754 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	1,081	1,098
Additional paid-in capital	1,312,796	1,354,691
Retained earnings	155,412	115,082

Total stockholders’ equity	1,469,289	1,470,871

Total liabilities and stockholders’ equity	$2,932,029	$2,983,228

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CCA First Quarter 2011 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended
	March 31,
	2011	2010
REVENUE:
Management and other	$427,523	$404,989
Rental	551	793

	428,074	405,782

EXPENSES:
Operating	296,105	289,673
General and administrative	21,447	18,614
Depreciation and amortization	27,055	24,964

	344,607	333,251

OPERATING INCOME	83,467	72,531

OTHER EXPENSES:
Interest expense, net	18,402	17,271
Other expenses	71	72

	18,473	17,343

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	64,994	55,188
Income tax expense	(24,664)	(21,016)

INCOME FROM CONTINUING OPERATIONS	40,330	34,172
Income from discontinued operations, net of taxes	—	734

NET INCOME	$40,330	$34,906

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.37	$0.29
Income from discontinued operations, net of taxes	—	0.01

Net income	$0.37	$0.30

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.37	$0.29
Income from discontinued operations, net of taxes	—	0.01

Net income	$0.37	$0.30

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CCA First Quarter 2011 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CALCULATION OF EBITDA

	For the Three Months Ended
	March 31,
	2011	2010
Net income	$40,330	$34,906
Interest expense, net	18,402	17,271
Depreciation and amortization	27,055	24,964
Income tax expense	24,664	21,016
Income from discontinued operations, net of taxes	—	(734)

EBITDA	110,451	97,423

CALCULATION OF FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

	For the Three Months Ended
	March 31,
	2011	2010
Net income	$40,330	$34,906
Income tax expense	24,664	21,016
Income tax refund (paid), net	4	(52)
Depreciation and amortization	27,055	24,964
Depreciation and amortization for discontinued operations	—	234
Income tax expense for discontinued operations	—	451
Stock-based compensation reflected in G&A expense	2,377	2,006
Amortization of debt costs and other non-cash interest	1,066	1,074

Funds From Operations	$95,496	$84,599

Maintenance and technology capital expenditures	(4,830)	(5,401)

Adjusted Funds From Operations	$90,666	$79,198

Funds From Operations Per Diluted Share	$0.87	$0.73

Adjusted Funds From Operations Per Diluted Share	$0.83	$0.68

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CCA First Quarter 2011 Financial Results

CALCULATION OF ADJUSTED FUNDS FROM OPERATIONS PER SHARE GUIDANCE

	For the Year Ending
	December 31, 2011
	Low End of	High End of
	Guidance	Guidance
Net income	$155,497	$162,021
Income tax expense	95,304	99,303
Income taxes paid	(70,224)	(73,171)
Depreciation and amortization	111,199	111,199
Other non-cash items	13,500	13,700

Funds From Operations	$305,276	$313,052
Maintenance and technology capital expenditures	(53,000)	(48,000)

Adjusted Funds From Operations	$252,276	$265,052

Funds From Operations Per Diluted Share	$2.81	$2.88

Adjusted Funds From Operations Per Diluted Share	$2.32	$2.44

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION
EBITDA, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.
Management and investors review both the Company’s overall performance using GAAP and non-GAAP measures including EPS, net income, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics, as well as EBITDA to assess the operating performance of the Company’s correctional facilities. EBITDA, Funds From Operations and Adjusted Funds From Operations are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Funds From Operations substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation. Some of these capital expenditures contain a discretionary element with respect to when they are incurred, while others may be more urgent. Therefore, maintenance capital expenditures may fluctuate from quarter to quarter, depending on the nature of the expenditures required, seasonal factors such as weather, and budgetary conditions. The calculation of Funds From Operations and Adjusted Funds From Operations also reflect the amount of income taxes paid. We continuously evaluate tax planning strategies to reduce the effective tax rate for financial reporting purposes as well as strategies to reduce the amount of taxes we pay. As a result, the amount of taxes we pay may fluctuate from period to period depending on the effectiveness of our strategies. The amount of taxes we pay may also result from many factors beyond our control, such as changes in tax law. Finally, income taxes paid fluctuate significantly from quarter to quarter based on statutory methods of computing inter-period payment requirements and the date such taxes are due.
The Company may make adjustments to GAAP net income, EBITDA, Funds From Operations and Adjusted Funds From Operations from time to time for certain other income and expenses that it considers non-recurring, infrequent
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CCA First Quarter 2011 Financial Results

or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate EBITDA, Funds From Operations and Adjusted Funds From Operations differently than the Company does, or adjust for other items, and therefore comparability may be limited. EBITDA, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.
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